UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 16, 2006

LABOR READY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)

(253) 383-9101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into a Material Definitive Agreement

See response in Item 5.02 below.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 16, 2006, Labor Ready, Inc. (the “Company”) issued a press release (the “Press Release”) announcing the promotion of Steven C. Cooper to President and Chief Executive Officer of the Company effective May 17, 2006 (the “Effective Date”).  A copy of the Press Release is attached hereto as Exhibit 99.1.

As of the Effective Date, the Company’s current Chief Executive Officer, Joseph P. Sambataro, Jr., will retire.  Mr. Sambataro will continue to serve on the Company’s board of directors.

Mr. Cooper, age 43, has served as the Company’s President since September 2005.  Between January 2001 and September 2005, Mr. Cooper served as the Company’s Executive Vice President and Chief Financial Officer.  Prior to that time, Mr. Cooper served as the Vice President of Finance and Corporate Controller after joining the Company in April 1999.  Previous to joining the Company, Mr. Cooper held senior management positions with Deloitte & Touche and Albertsons Inc.

On February 16, 2006, the Company entered into a new executive employment agreement with Mr. Cooper (the “Employment Agreement”) that replaces the employment agreement between Mr. Cooper and the Company dated March 23, 2005.  The Employment Agreement will be effective as of the Effective Date and has a term of three years, unless terminated earlier or extended in accordance with the terms of the Employment Agreement.  The Employment Agreement provides for the payment to Mr. Cooper of an annual base salary of $425,000.00.  Mr. Cooper is also entitled to receive bonuses at the sole discretion of the Board of Directors commensurate with Mr. Cooper’s performance and the overall performance of the Company.  The Board of Directors currently has a Short-Term Incentive Plan and a Long-Term Executive Equity Plan, each of which Mr. Cooper is eligible to participate in, both of which have previously been disclosed in a Form 8-K filed by the Company on January 7, 2005 and in the Company’s proxy statement filed on March 29, 2005.  Under the Short-Term Incentive Plan Mr. Cooper will have a target bonus equal to 45% of his base salary which will be applicable as of the Effective Date.   In recognition of his promotion Mr. Cooper will also receive a grant at the Effective Date of 10,000 shares of restricted stock vesting equally over a four year period.

If the Company terminates the employment of Mr. Cooper without Cause (as defined in the Employment Agreement) or if Mr. Cooper terminates his employment with Good Reason (as defined in the Employment Agreement), then Mr. Cooper will be entitled to receive separation payments at a rate equal to his base salary at the time of termination through the end of the term of the Employment Agreement or for a period of 12 months, whichever is greater.  In the event that the Company terminates Mr. Cooper’s employment without Cause or if Mr. Cooper terminates his employment with Good Reason, then all unvested options, unvested restricted stock shares, and any and all other unvested executive incentive awards will vest on the termination date.  The foregoing separation benefits are conditioned upon the execution by Mr. Cooper of a release of claims against the Company and his compliance with certain obligations owed to the Company under his Employment Agreement.  The Employment Agreement also contains confidentiality, non-competition, non-solicitation, indemnification and assignment of invention provisions.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is attached as Exhibit 10.33 to this report and which is incorporated herein by reference.

There are no arrangements or understandings between Mr. Cooper and any other persons pursuant to which Mr. Cooper was selected as the Company’s President and Chief Executive Officer.  There are no transactions, or proposed transactions, during the last two years with the Company to which Mr. Cooper was or is to be a party, in which Mr. Cooper, or any member of his immediate family, has a direct or indirect material interest.

The information contained in the Press Release shall not be deemed “Filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.              Financial Statements and Exhibits.

(c)	Exhibits

10.33	Executive Employment Agreement between Labor Ready, Inc. and Steven C. Cooper effective May 17, 2006

99.1.	Press Release of Labor Ready, Inc. dated February 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABOR READY, INC.
(Registrant)

Date: February 22, 2006	By:	/s/ Joseph P. Sambataro, Jr.
Joseph P. Sambataro, Jr.
Chief Executive Officer